SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 24, 2004
(Date of earliest event reported)

SCOLR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24693	91-1689591

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 300
Bellevue, Washington 98006

(Address of principal executive offices and zip code)

(425) 373-0171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS
Item 7. FINANCIAL STATEMENTS AND EXHIBITS
Signature
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 99.1

SCOLR, INC.
FORM 8-K

Item 5. OTHER EVENTS

On February 24, 2004, SCOLR, Inc. (the “Company”) entered into definitive agreements relating to the private placement of 3,206,538 shares of its common stock for $3.25 per share and gross proceeds of approximately $10.4 million. The purchasers will also receive five year warrants to purchase 801,636 shares of common stock at an exercise price of $4.75 per share (the “Warrants”).

Rodman & Renshaw acted as the lead placement agent for the transaction and Taglich Brothers, Inc. assisted in the financing. The placement agents will receive a cash commission of $729,487 and Warrants to purchase 224,458 shares, of which Taglich Brothers, Inc. will receive $174,965 and Warrants to purchase 53,846 shares. Michael N. Taglich and Robert Schroeder, directors of the Company, are affiliates of Taglich Brothers, Inc. In addition, Mr. Taglich purchased 49,631 shares of common stock and Warrants to purchase 12,408 shares as part of the private placement. The Company will also issue (i) 32,000 shares of its common stock and a Warrant to purchase 15,000 shares to an unaffiliated third party as a finder’s fee, and (ii) 23,077 shares of its common stock and Warrants to purchase 5,679 shares to Rostrevor Partners in partial payment of its advisory fee in connection with the sale of the Company’s probiotics division.

As part of this transaction, the Company entered into a Securities Purchase Agreement containing customary representations and warranties and undertakings regarding the securities issued. Copies of the Securities Purchase Agreement, Registration Rights Agreement and Form of the Common Stock Purchase Warrant are filed herewith as exhibits to this report and are hereby incorporated by reference.

A copy of the press release issued by the Company regarding this transaction is filed as an exhibit to this report and incorporated by reference.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     (c)     Exhibits

          The following exhibits are attached hereto and this list constitutes the exhibit index:

Exhibit No.	Description

10.1	Securities Purchase Agreement by and between SCOLR, Inc. and the purchasers named therein, dated as of February 24, 2004.

10.2	Registration Rights Agreement by and between SCOLR, Inc. and the purchasers named therein, dated as of February 24, 2004.

Exhibit No.	Description

10.3	Form of Common Stock Purchase Warrant to be issued in connection with the Securities Purchase Agreement.

99.1	Press Release dated February 24, 2004 announcing the execution of definitive agreements for the private placement of shares of the Company’s Common Stock and warrants.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR, INC. (Registrant)

February 24, 2004	By:	/s/ Daniel O. Wilds

(Date)	Daniel O.Wilds
President and Chief Executive Officer